Exhibit 99.1

NEWS

For Immediate Release

Editorial Contact: Joe Horine

614-726-4775

joe.horine@quest.com

Investor Contact: Scott Davidson

949-754-8659

scott.davidson@quest.com

QUEST SOFTWARE PROVIDES UPDATE ON NASDAQ LISTING MATTERS

ALISO VIEJO, Calif., January 9, 2007 – Quest Software, Inc. (Nasdaq: QSFT) today announced that it has submitted a request to a Nasdaq Listing Qualifications Panel to extend its continued listing on the Nasdaq Global Market. As previously announced, the Nasdaq Listing Qualifications Panel granted the Company continued listing on the Nasdaq Stock Market subject to the condition that Quest must file with the Securities and Exchange Commission its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006 and all required restatements on or before January 10, 2007. The Company will not be able to file its amended and delinquent SEC reports in time to satisfy this condition and, accordingly, has submitted a request for an extension of the Panel’s continued listing decision and for additional time within which to complete the necessary filings.

Quest also received a Nasdaq Staff Determination Letter on January 3, 2007, indicating that Quest failed to comply with Nasdaq requirements to hold an annual shareholders meeting in 2006 and to solicit proxies from shareholders. These requirements are set forth in Marketplace Rules 4350(e) and 4350(g). The Company has been unable to engage in proxy solicitation activity due to the pending restatement of its financial statements and, as a result, did not hold an annual meeting of shareholders in 2006.

About Quest Software, Inc.

Quest Software, Inc. delivers innovative products that help organizations get more performance and productivity from their applications, databases and Windows infrastructure. Through a deep expertise in IT operations and a continued focus on what works best, Quest helps more than 50,000 customers worldwide meet higher expectations for enterprise IT. Quest Software can be found in offices around the globe and at www.quest.com.

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QUEST SOFTWARE PROVIDES UPDATE ON NASDAQ LISTING MATTERS	Page 2

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Quest and Quest Software are registered trademarks of Quest Software, Inc. The Quest Software logo and all other Quest Software product or service names and slogans are registered trademarks or trademarks of Quest Software, Inc. All other trademarks and registered trademarks are property of their respective owners.

Forward Looking Statements

This release may include predictions, estimates and other information that might be considered forward-looking statements. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ from those anticipated as a result of various factors, including: the ability of Quest to file the required reports within the timeframes necessary to prevent delisting on the NASDAQ Global Select Market, and the consequences of Quest’s inability to file the required reports with the SEC on a timely basis;

For a discussion of other related risks, please refer to Quest’s SEC filings, including the Annual Report on Form 10-K for the year ended December 31, 2005, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Quest undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

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